FOR IMMEDIATE RELEASE

AVP ANNOUNCES DEBUT OF INDOOR WINTER TOUR
AVP Hot Winter Nights Tour Launches with 19 Events to Take Place
January through February 2008

LOS ANGELES - September 6, 2007 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball today announced the first-ever indoor beach volleyball national tour with the 2008 AVP Hot Winter Nights Tour.

Driven by the nationwide popularity of the AVP Crocs Tour, the 2008 AVP Hot Winter Nights Tour, in partnership with AEG, will kick off January 10, 2008 and run through February 23rd, and will bring the excitement and experience of an AVP beach volleyball tournament indoors for the very first time with each stop consisting of a three hour competition and ‘beach festival.’

Taking place during the dead of winter, the all-new ‘winter beach party’ will bring the beach (including over 200 tons of sand) and the most popular and talented players on the AVP Crocs tour. Current athletes on the AVP Crocs Tour include Kerri Walsh, Misty May-Treanor, Elaine Youngs, Jake Gibb, Sean Rosenthal, Phil Dalhauser, Todd Rogers and Stein Metzger among others, to arenas in many likely snowbound cities in the Midwest and Northeast United States. With the two-player teams competing in a round robin play format, fans will experience the best of the best competing against each other at every event.

Instead of packing up your bathing suits for the winter months the AVP Hot Winter Nights Tour will keep the summer spirit and heat alive with events in 19 cities across the US. While everyone else will be sipping cocoa and trying to keep warm the AVP will heat things up with the hottest beach parties all winter long.

Join the fun as the best of the beach compete on the first indoor tour of its kind from January 10 to February 23. Tickets will go on sale August 10 on the AVP website at www.avp.com and at www.ticketmaster.com.

Jan. 10 - Oklahoma City, OK - Ford Center
Jan. 11 - St. Louis, MO - Scottrade Center
Jan. 12 - Kansas City, MO - Sprint Center
Jan. 17 - Milwaukee, WI - Bradley Center
Jan. 18 - Madison, WI - Alliant Energy Center

Jan. 19 - LaCrosse, WI - LaCrosse Center
Jan. 24 - Minneapolis, MN - Target Center
Jan. 26 - Columbus, OH - Nationwide Arena
Jan. 30 - Albany, NY - Times Union Center
Jan. 31 - Trenton, NJ - Sovereign Bank Arena
Feb. 1 - Norfolk, VA - Constant Convocation Center
Feb. 2 - Charlottesville, VA - John Paul Jones Arena
Feb. 7 - Omaha, NE - Qwest Center
Feb. 8 - Rosemont, IL - Allstate Arena
Feb. 9 - Bloomington, IL - US Cellular Coliseum
Feb. 13 - Spokane, WA - Spokane Veterans Memorial Arena
Feb. 14 - Everett, WA - Everett Event Center
Feb. 16 - Portland, OR - Rose Quarter Arena
Feb. 23 - Las Vegas NV - Orleans Arena

“We are excited to be extending the AVP season to include the Hot Winter Nights indoor tour, bringing beach volleyball to more markets in 2008 than ever before,” said AVP CEO Leonard Armato.   “We are committed to the continued growth of the AVP as one of the most successful sports and lifestyle brands on a year round basis,” Armato concluded.

About the AVP, Inc
AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

ABOUT AEG
AEG is one of the leading sports and entertainment presenters in the world.  AEG, a wholly owned subsidiary of the Anschutz Company, owns or controls a collection of companies including facilities such as STAPLES Center, Toyota Sports Center, Toyota Park, Anaheim Arena (as preferred booking agent), NOKIA Theatre Times Square, NOKIA Theatre at Grand Prairie, Hollywood’s El Rey Theatre, Seattle’s WaMu Theatre, Minneapolis’ Target Center and the just opened The O2, a 28-acre development located in the eastern part of London which includes a 20,000 seat arena and over 650,000sf of leisure and entertainment use; sports franchises throughout the world including the Los Angeles Kings (NHL), Los Angeles Riptide (MLL) and three MLS franchises. In addition, AEG developed and operates The Home Depot Center, a $150 million national training facility on the Campus of California State University Dominguez Hills in Carson, California designated as an “Official U.S. Olympic Training Site” by the United States Olympic Committee that includes major facilities for soccer, tennis, track & field, cycling, lacrosse, rugby, action sports, beach volleyball, basketball and other sports.

The company’s live entertainment division, AEG LIVE is one of the world’s leading concert promotion and touring organizations that has recently promoted national tours on behalf of artists such as Prince, Bon Jovi, Kenney Chesney and Cheetah Girls as well as producing “A New Day…” starring Celine Dion appearing exclusively at the Colosseum at Caesars Palace and the international museum tour of King Tut’s artifacts.

Investor Contact:
Charles Messman or Marie Dagresto
323 468 2300
avpi@mkr-group.com

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